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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

THE OILGEAR COMPANY

(Name of Registrant as Specified In Its Charter)

Filed by Registrant

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     This filing relates to the planned merger (the “Merger”) between Lincoln Acquisition Corp. (“Lincoln”) and The Oilgear Company (“Oilgear”) pursuant to the terms of the Agreement and Plan of Merger by and between Lincoln and Oilgear dated as of August 28, 2006 (the “Merger Agreement”). Oilgear has filed a preliminary proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on September 7, 2006, which was subsequently amended on October 13, 2006, and has also filed a definitive proxy statement on Schedule 14A with the SEC on November 1, 2006. The definitive proxy statement and form of proxy are expected to be mailed to shareholders on or about November 6, 2006. The Merger Agreement is attached as an exhibit to the definitive proxy statement and is incorporated by reference to this filing.
     On November 2, 2006, Oilgear disseminated the following letter describing the treatment of shares held in The Oilgear Stock Retirement Plan in light of the termination of that plan in connection with the Merger:

November 2, 2006

RE:	Stock Retirement Plan Changes
Dear Stock Retirement Plan Participant:
     We would like to provide you with an update regarding The Oilgear Stock Retirement Plan (the “Stock Retirement Plan”). If the proposed merger between Oilgear and Lincoln Acquisition Corp. occurs, the shares of Oilgear common stock held in participants’ accounts under the Stock Retirement Plan will be converted into $15.25 in cash for each share of stock held. Since there can be no more gain on Oilgear shares, we have concluded that there is little reason to continue the Stock Retirement Plan after the merger is completed and the plan no longer holds Oilgear stock.
     As you are aware, the Stock Retirement Plan works in conjunction with The Oilgear Company Retirement Plan (the “Retirement Plan”). A participant’s benefit in the Retirement Plan is offset by the value of the participant’s account in the Stock Retirement Plan. However, the offset amount does not include the appreciation on Oilgear shares contributed to the account (the “retirement bonus”).
     Following the merger you will receive an election form which will give you specific information regarding your account balance under the Stock Retirement Plan. At that time you will have a choice as follows:
     (a) Take a current distribution of your account balance, either as a direct cash distribution, a rollover to an IRA, or a transfer into the 401(k) plan. Participants selecting this alternative would receive a pension reduction or offset. The offset will be calculated using the actuarial procedures and discount rates described in the current Stock Retirement Plan.
     (b) Transfer the entire balance to the Retirement Plan and receive a full pension benefit. The pension benefit would also be increased by the actuarial value of any retirement bonus transferred to the Retirement Plan.

     (c) Those participants with a retirement bonus would be permitted to make a separate election for that benefit. They could take just the retirement bonus in cash or as a transfer into an IRA or the 401(k) plan and transfer the remainder of their Stock Retirement Plan account to the Retirement Plan. Under this method, the pension benefit would not be subject to the offset.
     The exact timetable for completion of these steps after the merger is not known at this time and will depend on the receipt by the company of certain documentation from the IRS regarding termination of the Plan. Until then, the plan assets will be invested in a conservative investment designed to preserve principal, and the earnings on the portion of the account attributed to contributed shares will increase the retirement bonus. Participants who terminate employment prior to the receipt of documentation from the IRS will either receive a distribution of their account or transfer their account to the Retirement Plan, which is the current procedure.
     We will continue to provide further information as it becomes available. Please contact Tom Price if you have any questions.

Very truly yours, David A. Zuege President and Chief Executive Officer

Where You Can Find Additional Information
In connection with the proposed merger, Oilgear has filed with the SEC a definitive proxy statement on Schedule 14A on November 1, 2006. The proxy statement is expected to be mailed to shareholders on or about November 6, 2006. The Merger Agreement is attached as an exhibit to the proxy statement and is incorporated by reference to this filing. In addition, Oilgear has filed or may in the future file additional relevant materials with the SEC, and shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain and will contain important information about Oilgear, Lincoln and the proposed merger. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN THEY RECEIVE IT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to: The Oilgear Company, 2300 South 51st Street, Milwaukee, Wisconsin 53219-2340, attention: Corporate Secretary, Telephone 414-327-1700. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Oilgear.
The Oilgear Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Oilgear shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in Oilgear’s definitive proxy statement that was filed with the SEC on November 1, 2006. Information regarding certain of these persons and their beneficial ownership of Oilgear common stock is also set forth in the definitive proxy statement filed by Oilgear. Shareholders may obtain more detailed information regarding the direct and indirect interests of Oilgear and its directors and executive officers by reading the definitive proxy statement.
Special Note Regarding Forward-Looking Statements
Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe future plans, objectives, strategies or goals are also forward-looking statements. Forward-looking statements include statements about the expected timing, completion and effects of the proposed merger. Oilgear may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect Oilgear’s business or financial results, are described in The Oilgear Company’s filings with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this document and Oilgear disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.